UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 30, 2013
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Date of Report
(Date of Earliest Event Reported)

IMAGING DIAGNOSTIC SYSTEMS, INC.
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(Exact name of registrant as specified in its charter)

Florida	0-26028	22-2671269

(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification Number)

5307 NW 35TH TERRACE
FORT LAUDERDALE, FL 33309
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(Address of principal executive offices)

(954) 581-9800
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(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2013, our Board of Directors appointed Elizabeth J. Shotmeyer to serve on our Board.  The appointment of Ms. Shotmeyer will fill one vacancy on our Board of Directors.

Ms. Shotmeyer has held executive positions in the oil, gas, and real estate sectors for over 40 years, from 1964-2004.  She has held several roles such as Director and Vice President at United States Oil Corporation and related companies, located in New Jersey. She has owned and operated oil tank farms in New York, Delaware and Virginia.  Ms. Shotmeyer is currently the owner of Shotmeyer Enterprises LLC and Big Shot Communications located in Florida. She has served on various boards from 1989-1993, including but not limited to the Board of Directors for Children's Museum of Boca Raton. In 1972, Ms. Shotmeyer earned her B.A. in English (Pre Law) from University of La Verne, Pomona, CA.  Ms. Shotmeyer witnessed her mother's struggle with breast cancer, a devastating battle that resulted in her mother's demise.  As a result, she is a firm believer of innovative methods of early detection.

In connection with her appointment to our board of directors, Ms. Shotmeyer will be compensated $2,000 per quarter as a non-employee director and will receive annual option grants of 250,000 shares vesting 62,500 shares per quarter.  Our non-employee Board members are paid $500 per diem fees for days in which a board meeting is attended or the director is otherwise required to visit the Company or spend a significant amount of a day working on Company matters ("workshop days").  We reimburse reasonable travel expenses for attending board meetings and expenses associated with workshop days.

Ms. Shotmeyer is appointed to serve as a director until our 2013 annual meeting of shareholders or until her earlier resignation or removal.  There was no arrangement or understanding between Ms. Shotmeyer and any other person pursuant to which Ms. Shotmeyer was selected as director.  Ms. Shotmeyer was appointed to the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGING DIAGNOSTIC SYSTEMS, INC.

/s/ Linda B. Grable
By: Linda B Grable
Chief Executive Officer and
Chairman of the Board of Directors

/s/ Allan L. Schwartz
By: Allan L. Schwartz
Executive Vice President and
Chief Financial Officer